RETENTION BONUS


Purpose

To provide an incentive to key personnel to remain with AMP during this period of uncertainty where a hostile change of control by Allied Signal is possible. These key personnel are generally identified as strong performers in critical roles (typically as evidenced through participation in the stock option plan) and whose positions are most likely to be effected by a change of control (i.e. eliminated or reduced in scope). These positions are most likely to be Corporate functions, key support positions or senior level operations/business positions whose incumbents are more likely to be replaced. This Retention Bonus does not apply to anyone currently having an executive severance agreement (a "golden parachute").

Bonus Award

A Retention Bonus of three (3) or six (6) months "compensation" may be recommended. To receive payment of the bonus, the following must occur:

- PARTICIPANT MUST REMAIN EMPLOYED BY AMP UNTIL A HOSTILE CHANGE IN CONTROL WITH ALLIED SIGNAL HAS OCCURRED, EFFECTIVE THROUGH THE PERIOD ENDING DECEMBER 31, 1999. A bonus will not be paid if a hostile change of control with Allied Signal has not occurred, based on the premise that the employee's position is not in jeopardy under AMP management structure. AMP management reserves the right to extend the Retention Bonus should the change of control issue still be in question beyond December 31, 1999.


Other program features include:

- Retention Bonus is paid in a lump sum at the time of a change in control.

- Payment of the Retention Bonus is not dependent on whether the participant's employment or position is impacted by the change in control.

- "Compensation" shall mean base salary.

- Payment of the Retention Bonus will be in addition to the terms of the AMP Employee Severance Plan.


          RETENTION BONUS PLAN STATISTICS/ESTIMATES



Participants @ 3 months level       128  (81.5%)

Participants @ 6 months level        29  (18.5%)

Total Participants                  157




U.S. Participants                  119

Non-U.S. Participants               38

Total Participants                 157


Average Bonus -                    3.55 months salary


Payout in event of Change of Control by Allied -  $5.5 - $6 Million